EXECUTION DRAFT
MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement is made and entered into on October __, 2009, by and among Saphire Advisors, LLC, a Delaware limited liability company (“Saphire Advisors”) for itself and as attorney in fact for each of the Other Members (together with Saphire Advisors, each a “Seller,” and collectively, the “Sellers”), and The Saint James Eos Wine Company, a California corporation (the “Purchaser”), and The Saint James Company, a North Carolina corporation (“Saint James”).

WITNESSETH:

WHEREAS, Saphire Advisors owns all of the issued and outstanding membership interests of Emerald Wines, LLC, a Delaware limited liability company (“Emerald”);

WHEREAS, Saphire Advisors owns 99.85% of all of the issued and outstanding membership interests of Sapphire Wines, LLC, a Delaware limited liability company (“Sapphire”), and the Other Members own 0.15% of all of the issued and outstanding membership interests of Sapphire;

WHEREAS, Companies are in the business of operating the EOS Estate Winery and distributing wines, including, without limitation, Cupa Grandis, EOS Estate Private Reserve, EOS Estate, Lost Angel, Novella, Carneros Creek, and Wildhurst (the “Business”);

WHEREAS, Purchaser desires to purchase all of the issued and outstanding membership interests of Companies, and Saphire Advisors desires to sell all of the membership interests of Companies owned by it to Purchaser, and cause the Other Members to sell all of the membership interests of Companies owned by them to Purchaser, on the terms and conditions set forth in this Agreement; and

WHEREAS, the Other Members appointed Saphire Advisors as their true and lawful attorney in fact to act on their behalf to transfer their membership interests of Sapphire to Purchaser, and, as such, Saphire Advisors is authorized to enter into this Agreement on behalf of the Other Members.

NOW, THEREFORE, in consideration of the foregoing, and of the mutual representations, covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.             DEFINITIONS.  Capitalized terms not otherwise defined herein shall have the meanings set forth in Exhibit A attached hereto and made a part hereof.

2.             PURCHASE OF AND SALE.

2.0           Purchase and Sale of Membership Interests.  At Closing, Sellers shall sell, convey, assign, deliver, and transfer to Purchaser, and Purchaser shall purchase and accept from Sellers, all right, title and interest in and to all of the issued and outstanding membership interests of each Company.

2.1           Assets.  Sellers hereby agree that effective as of the Closing Date, the assets of Companies shall consist of all of Companies’ personal, tangible, intangible and other assets, properties, and rights of any kind which are or have been used or are useable in, or reasonably necessary to, the historical, current, or currently planned (for the 12-month period following the Closing Date) operation of, the Business, other than the Excluded Assets (the “Transferred Assets”).  The Transferred Assets include, without limitation, the following:

(a)           Equipment.  All equipment, machinery, furniture, fixtures, leasehold improvements, bottling lines, laboratory and laboratory equipment, wine-making equipment, office equipment, personal computer hardware and Software, flat panel screens, solar installations, and vehicles which are or have been used or are useable in, or reasonably necessary to, the historical, current, or currently planned (for the 12-month period following the Closing Date) operation of the Business, and not included in the equipment listed as being owned by VinREIT pursuant to the VinREIT Agreement (collectively, the “Equipment”);

(b)           Accounts Receivable.  All Accounts Receivable;

(c)           Inventory.  All inventory (including, without limitation, all raw materials, packaging materials, bulk wine, case goods, work-in-process, finished goods, goods-in-transit, consigned goods and returned goods) related to the Business (collectively, the “Inventory”);

(d)           Prepaid Expenses.  All prepaid expenses of the Business existing as of the Closing Date, including, without limitation, pre-payments for the 2009 grape harvest (collectively, the “Prepaid Expenses”);

(e)           Contracts, Licenses, and Leases.  All of Companies’ rights under any contract, license, agreement (whether written or verbal), or real property lease described on Schedule 2.1(e) (collectively, the “Assumed Contracts”);

(f)           Intellectual Property.  All Intellectual Property held for use or owned by Companies, including, without limitation, the Intellectual Property described on Schedule 2.1(f), and all goodwill associated therewith, including, without limitation, the right to sue and recover damages for past, present and future infringement thereof;

(g)           Books and Records.  All books, records, files and other data of Companies (including, without limitation, those stored electronically) relating to any of the Transferred Assets, Assumed Liabilities, or the Business, including, without limitation, customer lists, supplier lists, mailing lists, sales materials, copies of all financial statements, accounting and operating ledgers, warranty records, sales and promotional materials, studies, reports, customer records and information, and copies of the same in respect of the Excluded Assets (collectively, the “Books and Records”);

(h)           Claims.  All claims and rights against third parties relating to the Transferred Assets, Assumed Liabilities, or the Business, including, without limitation, rights under warranties, rebates, setoffs, refunds, credits, allowances, and rights of recovery;

(i)            Restrictive Covenants.  All rights in and to any restrictive covenants and other obligations of present and former employees, independent contractors, suppliers, and customers of the Business;

(j)            Telephone Numbers.  All telephone numbers, domain names, websites, URLs, and e-mail addresses; and

(k)           Goodwill.  All other intangible assets of Companies, including, without limitation, goodwill and going concern value.

2.2           Excluded Assets.  The following properties, assets, rights and interests of Companies are expressly excluded from the assets owned by Companies and as such are not included in the Transferred Assets (the “Excluded Assets”):

(a)            Cash.  All cash and cash equivalents generated in the ordinary course of business;

(b)            Reserved.

(c)            Taxes.  All refunds, credits, or overpayments with respect to Taxes;

(d)            Organizational Documents.  All organizational documents, minute books, and records which Sellers are required by law to retain, subject to Sellers providing true and correct copies thereof to Purchaser at the Closing;

(e)            Transactions.  All rights of Sellers under this Agreement or any document executed in connection herewith; and

(f)            Personal Items.  The properties, assets, rights and interests of Companies or Sellers set forth on Schedule 2.2(f).

2.3           Liabilities.  Saphire Advisors agrees that neither Company has assumed, and shall not in any way become liable for, Companies’ or the Business’ debts, liabilities or obligations of any nature whatsoever, whether accrued, absolute or contingent, whether known or unknown, whether due or to become due and whether or not related to Companies, the Business or the Transferred Assets, and regardless of when or by whom asserted, except that Purchaser is assuming effective as of the Closing Date the following liabilities and obligations (collectively, the “Assumed Liabilities”):  (a) the Accounts Payable as of the Closing Date; (b) the Farm Credit Obligations; (c) the VinREIT Agreements; and (d) those liabilities and obligations arising and incurred after the Closing Date under the Assumed Contracts.

2.4           Purchase Price.  The purchase price for the membership interests of Companies (the “Purchase Price”) shall be payable as follows:

(a)           Cash Payment.  $300,000 (the “Cash Payment”) shall be paid to Saphire Advisors in immediately available funds in accordance with the schedule and in the amounts set forth on Schedule 2.4(a); provided, however, in the event that any such payment is not made as scheduled, Purchaser shall pay interest to Saphire Advisors at the rate of two percent per day for each day of delinquency; and

(b)           Delivery of Note.  An amount equal to: (i) the Estimated Adjusted Closing Net Working Capital, reduced (or increased) pursuant to Section 2.5(e); less (ii) fifty percent (50%) of the VinREIT Note Value, in the form of that certain Secured Promissory Note to the order of Saphire Advisors attached hereto as Exhibit 2.4(b), deliverable on the Closing Date (the “Sellers’ Note”); and

(c)           Issuance of Saint James Stock at Closing.  2,500,000 restricted shares of common stock, $0.001 par value, of Saint James (the “Saint James Stock”) to be issued to Saphire Advisors and certain affiliates thereof, as set forth on Schedule 2.4(c); and

(d)           Earnout Issuance of Saint James Stock.  Up to 300,000 additional shares of Saint James Stock, if any, to be issued to Saphire Advisors and certain affiliates thereof, as set forth on Schedule 2.4(c), subject to and at the times provided in Section 2.6.

2.5           Working Capital Adjustment.

(a)            Sellers’ Financial Data Schedule.  On or prior to the Closing Date, Sellers shall deliver to Purchaser a financial data schedule prepared on a basis consistent with the Financial Statements and certified as such by an officer or manager of Saphire Advisors presenting Sellers’ good faith estimate of the Adjusted Closing Net Working Capital (the “Estimated Adjusted Closing Net Working Capital”); provided that all depreciation and amortization shall have been calculated in accordance with GAAP and that the Inventory shall be determined at the lower of cost or market in accordance with GAAP.

(b)            Preliminary Statement of Working Capital.  Purchaser and its independent accountants may review Sellers’ good faith estimate of the Estimated Adjusted Closing Net Working Capital and may make inquiry of Companies and their representatives, and Companies will make available to Purchaser and its representatives, as reasonably requested by Purchaser, all books and records relating to Sellers’ good faith estimate of the Estimated Adjusted Closing Net Working Capital deemed reasonably necessary by Purchaser in connection with its review thereof.  In the event Purchaser disagrees with the Sellers’ good faith estimate of the Adjusted Closing Net Working Capital, Purchaser may at any time on or before 45 calendar days following Closing prepare and deliver a preliminary statement of working capital (the “Preliminary Statement of Working Capital”) setting forth the Adjusted Closing Net Working Capital of the Business.  The Preliminary Statement of Working Capital shall be prepared on a basis consistent with the Financial Statements; provided that all depreciation and amortization shall have been calculated in accordance with GAAP and that the Inventory shall be determined at the lower of cost or market in accordance with GAAP.

(c)            Review of Preliminary Statement of Working Capital.  Sellers and their independent accountants may review the Preliminary Statement of Working Capital and may make inquiry of Purchaser and its representatives, and Purchaser will make available to Sellers and their representatives, as reasonably requested by Sellers, all books and records relating to the Preliminary Statement of Working Capital deemed reasonably necessary by Sellers in connection with their review thereof.  The Preliminary Statement of Working Capital shall be binding and conclusive upon, and deemed accepted by, Sellers unless Sellers shall have notified Purchaser in writing of any objections thereto consistent with the provisions of this Section 2.5(c) within 10 Business Days after receipt thereof.  Any written notice delivered by Sellers to Purchaser under this Section 2.5(c) shall specify in reasonable detail each item on the Preliminary Statement of Working Capital that Sellers dispute, a summary of the reasons for such dispute and the portion of the Preliminary Statement of Working Capital, if any, which Sellers do not dispute.

(d)            Disputes.  Disputes between Purchaser and Sellers relating to the Preliminary Statement of Working Capital that cannot be resolved by Purchaser and Sellers within 10 Business Days after receipt by Purchaser of the notice referred to in Section 2.5(c) may be referred thereafter for decision at the insistence of either Purchaser or Sellers to SingerLewak as agreed to by Purchaser and Sellers (the “Arbiter”).  If within 30 days of notice of objection by Sellers pursuant to Section 2.5(c) the agreed upon accounting firm declines to accept its appointment as Arbiter or Purchaser and Sellers are unable to agree on the selection of an independent nationally recognized accounting firm that will agree to act as Arbiter, then either Purchaser or Sellers may request the American Arbitration Association to appoint such a firm, and such appointment shall be conclusive and binding on all of the parties hereto.  In resolving any disputed item, the Arbiter may not assign a value to an item greater than the greatest value for such item claimed by either party or less than the lowest value for such item claimed by either party.  The Arbiter’s determination will be based on the definitions of Adjusted Closing Net Working Capital set forth in this Agreement and may take into account facts and circumstances known or discovered through the period of the preparation and review of the Preliminary Statement of Working Capital.  Purchaser and Sellers shall direct the Arbiter to complete its arbitration within 30 days, or any longer period as agreed to by Purchaser and Sellers.  The Arbiter shall have exclusive jurisdiction over, and resort to the Arbiter as provided in this Section 2.5(d) shall be the sole recourse and remedy of the parties against one another or any other Person with respect to, any disputes arising out of or relating to the calculation of the Adjusted Closing Net Working Capital.  The Arbiter’s determination shall be conclusive and binding on all of the parties hereto and shall be enforceable in a court of law.  The fee of the Arbiter shall be borne fifty percent (50%) by Sellers and fifty percent (50%) by Purchaser unless the Arbiter decides, based on its determination with respect to the reasonableness of the respective positions of Purchaser and Sellers, that the fee shall be borne in unequal proportions.

(e)            Payment of Working Capital Adjustment.  In the event the Adjusted Closing Net Working Capital determined pursuant to this Section 2.5 is less than the Estimated Adjusted Closing Net Working Capital, the principal amount of the Sellers’ Note shall be reduced in the amount of such difference.  In the event the Adjusted Closing Net Working Capital determined pursuant to this Section 2.5 is greater than the Estimated Adjusted Closing Net Working Capital, the principal amount of the Sellers’ Note shall be increased in the amount of such difference.

2.6           Earnout.

(a)           In the event that Cases Sold in the 12 months ending December 31, 2009, exceeds 225,000, Saint James shall issue an additional 100,000 shares of Saint James Stock to Saphire Advisors, on or prior to January 31, 2010.

(b)           In the event that Cases Sold in the 12 months ending March 31, 2010, exceeds 250,000, Saint James shall issue an additional 100,000 shares of Saint James Stock to Saphire Advisors, on or prior to April 30, 2010.  (For clarity, such shares shall be in addition to any shares issued pursuant to Section 2.6(a)).

(c)           In the event that the aggregate Cash Flow From the Operations of the Business for any consecutive six calendar months that commence on or after November 2009, and conclude not later than December 2010, is zero or a positive number, Saint James shall issue an additional 100,000 shares of Saint James Stock to Saphire Advisors, within 45 days following the end of such six-month period.

(d)           Notwithstanding the foregoing, in the event Purchaser ceases or significantly curtails operations on or prior to March 31, 2010, the Cases Sold in Sections 2.6(a) and 2.6(b) shall be deemed to exceed the thresholds set forth in such sections.

(e)           Reports.  On or before each of January 31, 2010, and April 30, 2010, Purchaser shall prepare and deliver to Sellers a computation of the number of Cases Sold by the Business during the periods referenced in Sections 2.6(a) and (b), above.  In addition, until such time as Saint James’ obligation to  issue shares of Saint James Stock pursuant to Section 2.6(c) above is extinguished, Purchaser shall prepare and deliver to Sellers monthly financial statements prepared in accordance with GAAP (except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP) together with a calculation of the Cash Flow From the Operations of the Business for such month within 30 days following the end of each month.

(f)            Audit Right.  Solely for purposes of verifying Sellers’ earnout rights pursuant to this Section 2.6, Sellers shall have the right to inspect and audit, or cause to be inspected and audited, Purchaser’s books and records relating solely to the calculation of the Cases Sold and the Cash Flow From the Operations of the Business.  Sellers shall have such audit and inspection right no more frequently than once during each calendar year.  Such audit shall be at Sellers’ sole cost and expense unless the audit reveals that Purchaser did not timely issue shares of Saint James Stock pursuant to this Section 2.6, in which case such audit shall be at Purchaser’s cost and expense.

(g)            Adjustment.  Notwithstanding anything to the contrary contained herein, (i) if the shares of Saint James Stock are subdivided or combined into a greater or smaller number of shares of Saint James Stock, or if a dividend is paid on the Saint James Stock in shares of Saint James Stock, the number of shares of Saint James Stock to be issued pursuant to this Section 2.6 shall be adjusted as if the shares of Saint James Stock to be issued pursuant to this Section 2.6 had been issued on the Closing Date; and (ii) if Saint James at any time shall, by reclassification or otherwise, change the Saint James Stock into the same or a different number of securities of any class or classes, Sapphire shall have the right, subject to the other provisions of this Section 2.6, to be issued the number of such securities and kind of securities as would have been issuable as the result of such change with respect to the Saint James Stock issuable pursuant to this Section 2.6 immediately prior to such reclassification or other change.

3            REPRESENTATIONS AND WARRANTIES OF SELLERS.  Sellers, jointly and severally, each represent and warrant to Purchaser and Saint James as follows:

3.1           Organization and Good Standing.  Each of Saphire Advisors and the Companies is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has the full power and authority to own, lease and operate its properties and to carry on the Business as now conducted by it.  Each of Saphire Advisors and the Companies is duly licensed or qualified as a foreign limited liability company and is in good standing in each jurisdiction where the failure to be so qualified would result in a material adverse effect on the Business.

3.2           Power, Ownership, Authorization and Validity.  Each Seller has the right, power, legal capacity and authority to enter into this Agreement and perform all of its obligations under this Agreement.  The execution, delivery and performance of this Agreement by each Seller has been duly and validly approved and authorized by the managers and members of each Seller and no consent, authorization, declaration, filing, registration or approval by any Government Authority is necessary in order to enable Sellers to enter into and perform the terms of this Agreement.  This Agreement is the legal, valid and binding obligation of each Seller, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws which affect the enforcement of creditors’ rights generally and by equitable limitations on the availability of specific remedies. The Other Members appointed Saphire Advisors as their true and lawful attorney in fact to act on their behalf to transfer their membership interests of Sapphire to Purchaser, and, as such, Saphire Advisors is authorized to enter into this Agreement on behalf of the Other Members

3.3           Consents.  Except as set forth in Schedule 3.3, the execution and delivery by Sellers of this Agreement and the consummation of the transactions contemplated hereby will not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Lien upon assets or properties of Companies (including, without limitation, the Transferred Assets) under, any provisions of any Assumed Contract or by which any of Companies’ assets or properties (including, without limitation, the Transferred Assets) are bound.  No consent from, or notice to, any party to any Assumed Contract is required to be obtained or made by or with respect to any Company in connection with the execution, delivery and performance of any transaction contemplated by this Agreement, other than as set forth in Schedule 3.3.

3.4           Capitalization; Subsidiaries.  All issued and outstanding membership interests of Companies are set forth on Schedule 3.4.  No Company has any equity or voting interest, direct or indirect, in any entity (other than investments in publicly traded securities).  There are no outstanding options, warrants or other rights of any kind to acquire, or obligations to issue, equity interests in any Company which have been issued, granted or entered into by the Company.  Except for the membership interests of Companies set forth on Schedule 3.4, there are no outstanding equity interests of the Company or any outstanding equity appreciation rights, phantom units or similar rights.

3.5           Financial Statements.  The Financial Statements:  (i) were prepared in the ordinary course of business from the regular financial books and records of the Companies in accordance with historical accounting principles consistently applied; and (ii) present fairly in all material respects the financial condition of the Companies as at the end of the periods covered thereby and the results of their operations and the changes in their financial position for the periods covered thereby.  Not in limitation of the foregoing, depreciation and amortization have been calculated in accordance with GAAP and all Inventory is reflected on the Financial Statements at the lower of cost or market in accordance with GAAP.

3.6           Accounts Payable.  All Accounts Payable included in the Estimated Adjusted Closing Net Working Capital to be delivered to Purchaser pursuant to Section 2.5(a) have been incurred in the ordinary course of business.  No such Accounts Payable include any amounts owed to any director, officer, manager, member, shareholder or employee, as applicable, of the Companies or any of their affiliates.  There are no disputes relating to the validity, amount or terms of payment of the obligations.  The Companies are able to pay their debts as they come due.

3.7           Equipment and Other Personal Property.  All of the Equipment has been maintained in good working order and is in good and safe operating condition and repair, satisfactory for the purposes for which they have been, and are being, used.  The Companies do not have any plans to make capital expenditures for the 12-month period following the Closing Date except capital expenditures in the ordinary course of business consistent with past practices.  Schedule 2.1(e) includes all leases of personal property to which the Companies are a party and all items of personal property covered thereby.  The Companies have delivered to Purchaser true and complete copies of all such personal property leases.

3.8           Other Equipment.  The Companeis have the unfettered right to use and possess the Other Equipment, subject to agreements in respect thereof that are set forth on Schedule 3.8, which agreements are in full force and effect.

3.9           Contracts.

(a)           Except as set forth in Schedule 2.1(e), no Company is a party to, subject to or bound by:

(i)           any license or contract with any Person, subcontractor, consultant, independent contractor or advertising agency, including, without limitation, any license or sublicense of any medical/ health care provider database;

(ii)          any management, employment, severance or other similar type of agreement;

(iii)         any contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in any real or personal property (except any personal property lease which provides for annualized payments of less than $5,000);

(iv)         any lease for real property;

(v)          any joint venture, partnership or other contract or agreement involving a sharing of profits, losses, costs or liabilities with any person;

(vi)         any contract guaranteeing the payment or performance of the obligations of any third party;

(vii)        any power of attorney or proxy; or

(viii)       any other license, contract, lease, or commitment which involves the annual payment or receipt by the Companies of more than $5,000 in amount or value and which is not cancellable without penalty upon not more than thirty (30) days notice (the items set forth in clauses (i) through (viii) above together with the Assumed Contracts, being collectively, the “Material Contracts”).

(b)           Each of the Material Contracts was made in the ordinary course of business, at arm’s length, is valid and binding, in full force and effect as to the Company which is a party thereto, and to Companies’ Knowledge as to each other Person to such Material Contract, and no default by such Company, or, to Companies’ Knowledge by the other parties thereto, nor any event which, with notice or passage of time, or both, would constitute a material default, exists under any of the Material Contracts.

(c)           Companies have not received any written notice that any Person intends to modify, amend, supplement, or cancel any of the Material Contracts, and to Companies’ Knowledge, no such modification, amendment, supplement, or cancellation is threatened.

3.10         Title of Transferred Assets.  Except for the Permitted Liens and those Liens which will be released at Closing or as otherwise set forth on Schedule 3.10, Companies own all of the Transferred Assets, free and clear of all Liens, restrictions and other interests, except for those Liens which will be released at Closing.  Immediately following the Closing Date, except for the Permitted Liens or as otherwise set forth on Schedule 3.10, Purchaser will have good title to the Transferred Assets.

3.11         Change in Financial Condition.  Since the Balance Sheet Date, (a) there have not been any changes in the condition (financial or otherwise) of assets, profits, liabilities, or personnel of Companies or the Business or any change in the relationship of Companies with their personnel, suppliers, customers or others, other than changes in the usual, regular and ordinary course of business; (b) any material damage, destruction or loss, whether or not covered by insurance, adversely affecting the properties or business of Companies; (c) any labor dispute involving labor of or used by Companies; and (d) any event, circumstance or condition that has had, or is reasonably likely to have, a material adverse effect on the financial condition, cash flow, assets, liabilities, or properties of Companies or on the Business.

3.12         Litigation.  Except as set forth on Schedule 3.12, there is no suit, action, proceeding, arbitration, claim, audit or investigation pending against Companies or any officer, member, manager, employee or agent of Companies or their affiliates or related parties relating to the Business or any of the Transferred Assets or Assumed Liabilities before any Governmental Authority, nor, to Companies’ Knowledge, is there any such suit, action, proceeding, arbitration, claim, audit or investigation involving the Transferred Assets or the Business that has been threatened or is likely to be asserted.  Companies are not subject to any judgment, order, injunction or decree affecting the Business or the Transferred Assets.

3.13         Taxes.  Companies have properly prepared and timely filed all Tax Returns that are required to be filed by them relating to Companies or the Business, and have withheld and paid all Taxes properly due for the periods covered by such Tax Returns.  No Taxes relating to Companies or the Business are currently due and payable by Companies.  There are no outstanding agreements or waivers extending the dates for filing, payment, assessment or reassessment or extending the statutes or other periods of limitation applicable to any Tax or Tax Return.  There is no unresolved legal proceeding, audit, assessment, reassessment, inquiries or request for information in progress, pending or threatened against or involving the Business in respect of Taxes nor are there any issues under discussion with any taxing authority relating to any matters which could result in claims for additional Taxes.  There are no Tax liens on any Transferred Assets.

3.14         Employees; Benefit Plans and Labor Relations.

(a)           All of the employees of, and consultants to, the Business as of the date hereof are listed on Schedule 3.14(a) hereto, together with a description of their 2008 and 2009 compensation rates (including, without limitation, bonus and commissions), accrued bonus, and accrued sick or vacation leave.  The Business is current with respect to all of its obligations to its employees and consultants pertaining to compensation and benefits.

(b)           Companies:  (i) are not a party to any collective bargaining agreement or employment agreement covering any of their employees; and (ii) have not announced or otherwise made a commitment to create any bonus, option, deferred compensation, pension, profit-sharing, salary continuation, welfare benefit, severance, fringe benefit or retirement plan or arrangement covering any of their respective employees.

(c)           There is no unfair labor practice charge or complaint against Companies relating to employees who work or formerly worked for the Business pending or, to Companies’ Knowledge, threatened before any federal, state or local Governmental Authority.  Companies have not received any written notice of the intention of any federal, state or local Governmental Authority responsible for the enforcement of labor or employment laws to conduct an outstanding investigation of the Business and, to the Knowledge of Companies, no such outstanding investigation is threatened.

(d)           Within the past three (3) years there has not occurred, nor to Companies’ Knowledge has there been threatened, a labor strike or lockout, nor during such period has their been, to Companies’ Knowledge, a slowdown, work stoppage, nor is there currently any labor strike, dispute, or lockout against or affecting the Business, nor to Companies’ Knowledge is there currently a slowdown or work stoppage.

(e)           Schedule 3.14(e) sets forth a list of:

(i)           each personnel practice or policy which is in effect for employees of the Business, including, without limitation, vacation policies, holiday pay policies, severance pay policies, sick or personal pay policies, incentive bonus programs, bereavement pay programs, company automobile policies, service award policies, tuition refund policies, and relocation assistance policies;

(ii)          each plan, fund or program constituting an “employee welfare benefit plan” within the meaning of Section 3(1) of ERISA which is in effect for employees of the Business, including, without limitation, basic and supplemental life insurance, health insurance (including, without limitation, medical, dental and hospitalization), accidental death and dismemberment insurance, business travel and accident insurance, and short- and long-term disability insurance programs; and

(iii)         each “employee pension benefit plan”, including, without limitation, any pension, profit sharing, and 401(k) retirement plan which is maintained, assumed or contributed to by Companies with respect to the Business.  (The items listed in clauses (i) to (iii) of this Section 3.14(e) are referred to herein individually as a “Plan” and collectively as the “Plans.”)

(f)           Each of the Plans is now maintained, funded and administered in substantial compliance with its respective terms and the requirements of ERISA, the Code, and all other applicable Laws.  As respects all Plans:  (a) there are no funding deficiencies (determined on a plan termination basis); (b) no Reportable Event, as defined by ERISA, has occurred during the last two years; (c) no Benefit Plan is a Multiemployer Plan (as defined in Section 4001 of ERISA); (d) no Benefit Plan provides for medical benefits, life insurance or other similar benefits to retirees or their families; (e) no Benefit Plan is self-funded; (f) no termination or partial termination of any Benefit Plan or participation in any Benefit Plan has occurred within the last five years; (g) no disabled current or former employee claims or receives or is entitled to receive disability, pension, health, welfare or life insurance benefits from Companies; and (h) all Benefit Plans may be terminated or modified by Companies in their discretion without penalty or premium.  Companies’ liabilities with respect to Benefit Plans are reflected in and have been accrued for in the Financial Statements.

3.15         Permits.  Except as set forth on Schedule 3.15, there are no Permits necessary for the lawful operation of the Business, other than general business licenses.

3.16         Intellectual Property.

(a)           Schedule 2.1(f) is a complete and accurate list of all Intellectual Property previously or currently used by Companies in the operation of the Business or held for use by Companies for the operation of the Business.  To the extent indicated on Schedule 2.1(f), the Intellectual Property has been duly registered in, filed in or issued by the United States Patent and Trademark Office, United States Copyright Office, a duly accredited and appropriate domain name registrar, the appropriate offices in the various states of the United States, and the appropriate offices of other jurisdictions (foreign and domestic), and each such registration, filing and issuance remains in full force and effect.  Copies of all items of Intellectual Property which have been reduced to writing or other tangible form have been delivered by Companies to Purchaser on or prior to the Closing Date (including, without limitation, true and complete copies of all related licenses, and amendments and modifications thereto).

(b)           Except as otherwise identified on Schedule 2.1(f), neither the Companies nor any affiliate or related parties are parties to any license or contract, whether as licensor, licensee, or otherwise with respect to any Intellectual Property.

(c)           Except for Permitted Liens and as provided in the Briarcliff Agreement, Companies own all of the Intellectual Property, free and clear of any Liens, without obligation to pay any royalty or any other fees with respect thereto.  Companies have not received any written notice or claim from any third party challenging the right of Companies to use any of the Intellectual Property.  The Intellectual Property constitutes all the Intellectual Property necessary to: (i) have operated the Business during the period between July 31, 2007, and the date hereof, and to Companies’ Knowledge, during the period between July 1, 2007, and July 30, 2007, and to (ii) operate the Business as of the Closing Date and thereafter, in the manner in which it is presently operated or contemplated to be operated.

(d)           Companies have not made any claim in writing of a violation, infringement, misuse or misappropriation by any third party (including, without limitation, any employee or former employee of Companies) of its rights to, or in connection with any Intellectual Property, which claim is still pending.

(e)           There is no pending or, to Companies’ Knowledge, threatened claims by any Person or Governmental Authority of a violation, infringement, misuse or misappropriation by Companies of any Intellectual Property owned by any third party, or of the invalidity of any patent or registration of a copyright, trademark, service mark, domain name, or trade name included in the Intellectual Property.

(f)           There are no interferences or other contested proceedings, either pending or, to Companies’ Knowledge, threatened, in the United States Copyright Office, the United States Patent and Trademark Office or any Governmental Authority (foreign or domestic) relating to any pending application with respect to the Intellectual Property.

(g)           The Companies do not own or license any patents.  There are no pending or, to Companies’ Knowledge, threatened claims by any Person of a violation, infringement, misuse or misappropriation by Companies of any patents owned by any Person.

3.17         Compliance With Laws.  The Business is compliant in all material respects with all Laws applicable to its historical, current, or currently planned (for the 12-month period following the Closing Date) operations and the Companies have complied in all material respects with all Laws applicable to the Transferred Assets, each as including, without limitation, those enforced by the U.S. Federal Trade Commission and the U.S. Department of Health and Human Services.  No notice of any civil, criminal or administrative suits, arbitrations, investigations, inquiries, reviews or audits has been issued and served upon or delivered to Companies, and no investigation or review is pending or, to Companies’ Knowledge threatened, by any Governmental Authority with respect to any alleged violation by Companies of any Law.

3.18         Books and Records.  From and after July 31, 2007, all Books and Records relating to the Business are, and have been, maintained in a normal and customary manner and accurately reflect all material transactions of the Business.

3.19         Customers and Vendors.  Schedule 3.19 sets forth a complete and accurate list of the 25 largest customers (measured by dollar volume) of the Business during each of the fourth quarter of 2008 and the first three quarters of 2009, together with aggregate sales by customer during such periods, and Schedule 3.19 sets forth the 25 largest suppliers (measured by dollar volume) to the Business, from whom purchases have been made during such years together with aggregate purchases by supplier during such periods.  No such customer or supplier has indicated to Companies or any of its officers, managers or members that it may change its current relationship with the Business in any manner which would reasonably be expected to adversely affect the Business (whether as a result of the transactions contemplated hereby or otherwise).  Neither Company nor any officer, manager or member of Company has any direct or indirect interest in any competitor, customer, or supplier, or in any other Person with whom Companies do business relating to the Business (excluding any ownership of less than 5% of the securities of any company whose securities are publicly traded).

3.20         Revenues and Accounts Receivable.  Companies have no Knowledge that its revenues, for the balance of the current fiscal year and for the 2010 fiscal year, will be materially less than its revenues for the first six months of the current fiscal year on an annualized basis.  Companies have not received any written notification from any of their respective customers, and Companies have no Knowledge, that any of the Accounts Receivable will not be collectible in the ordinary course or that any of the products referenced therein will be returned for credit.

3.21         Fees and Expenses of Brokers.  Except as set forth on Schedule 3.21, Companies have no liability for any brokers’ or finders’ fees or any similar fees in connection with the transactions contemplated hereby, and Companies have not retained any broker or other intermediary to act on their behalf in connection with the transactions contemplated by this Agreement.

3.22         Environmental.

 (a)           Companies hold and are in compliance, in all material respects, with all Environmental Permits, and to Companies’ Knowledge otherwise have complied, and are in compliance, in all material respects, with all Environmental Laws.

(b)           No Company has received any material, or potentially material, Environmental Claim and, to Companies’ Knowledge, there is no threatened material, or potentially material, Environmental Claim against any Company.

(c)           To Companies’ Knowledge, no Company has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including without limitation any Hazardous Materials, or operated any property or facility in such manner as have given or would give rise to any material, or potentially material, liabilities (contingent or otherwise) or investigative, corrective or remedial obligations, pursuant to CERCLA or any other Environmental Laws.

(d)           No Company has entered into any consent orders or other similar agreements with any Governmental Authority that imposes obligations under Environmental Laws on such Company.

(e)           Neither this Agreement nor the consummation of the transactions that are the subject of this Agreement will result in any obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so-called "transaction-triggered" or "responsible property transfer" Environmental Laws.

(f)           No Company has, either expressly or by operation of law, assumed or undertaken any material, or potentially material, liability, including without limitation any obligation for corrective or remedial action, of any other Person relating to Environmental Laws.

(g)           Each Company has furnished to Purchaser all environmental audits, reports and other environmental documents relating to such Company or their respective predecessors which are in its possession or under its reasonable control.

3.23         Premises.  The building and premises used by the Business are in good repair and operating condition, ordinary wear and tear excepted, are suitable for immediate use in the ordinary course of business, and to Companies’ Knowledge, are free from latent and patent defects.

3.24         Investor Representations.  Companies and their affiliates are acquiring the Saint James Stock pursuant to Section 2.4(c) of this Agreement for their own accounts, for investment and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the same; and, except as contemplated by this Agreement and the agreements contemplated herein, the Companies have no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for the disposition thereof other than transfers to affiliates of the Companies.

3.25         Sarbanes-Oxley; Internal Accounting Controls.  Each Company is in material compliance with all provisions of the Sarbanes-Oxley Act of 2002, as amended, and the regulations promulgated thereunder, which are applicable to it as of the date hereof and as of the Closing Date.  Each Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management’s general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, and (c) access to assets is permitted only in accordance with management’s general or specific authorization.

3.26         No Additional Representations.  OTHER THAN THE REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE 3, SELLERS DO NOT MAKE, AND HAVE NOT MADE, ANY REPRESENTATIONS OR WARRANTIES RELATING TO THE BUSINESS, THE TRANSFERRED ASSETS OR OTHERWISE.  SELLERS EXPRESSLY DISCLAIM ANY CONTRARY OR SUPPLEMENTAL INFORMATION CONTAINED IN ANY MEMORANDA, OFFERING MATERIALS OR PRESENTATIONS.  NO PERSON HAS BEEN AUTHORIZED BY SELLERS TO MAKE ANY REPRESENTATION OR WARRANTY RELATING TO THE BUSINESS OR THE TRANSFERRED ASSETS OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY AND, IF MADE, SUCH REPRESENTATION OR WARRANTY MAY NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY SELLERS AND SHALL NOT BE DEEMED TO HAVE BEEN MADE BY SELLERS.

3.27         Twelve-Month Sales Report.  The Twelve-Month Sales Report sets forth a computation of the number of Cases sold by the Business during the final three months of the 2008 calendar year and the first nine months of the 2009 calendar year, prepared in accordance with the Companies’ regular financial books and records.

4              PURCHASER’S AND SAINT JAMES’ REPRESENTATIONS AND WARRANTIES.  Purchaser and Saint James, jointly and severally, represent and warrant to Sellers as follows:

4.1           Organization and Good Standing.  Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California and has the full power and authority to own, lease and operate its properties and to carry on its business as now conducted.  Saint James is a corporation duly incorporated, validly existing and in good standing under the laws of the State of North Carolina and has the full power and authority to own, lease and operate its properties and to carry on its business as now conducted.

4.2           Power, Ownership, Authority and Validity.  Each of Purchaser and Saint James has the right, power, legal capacity and authority to enter into this Agreement and perform all of its respective obligations under this Agreement.  The execution, delivery and performance of this Agreement by each of Purchaser and Saint James has been duly and validly approved and authorized by the board of directors of each of Purchaser and Saint James and no consent, authorization, declaration, filing, registration or approval by any Government Authority is necessary in order to enable each of Purchaser and Saint James to enter into and perform the terms of this Agreement.  This Agreement is the legal, valid and binding obligation of each of Purchaser and Saint James, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws which affect the enforcement of creditors’ rights generally and by equitable limitations on the availability of specific remedies.

4.3           Fees and Expenses of Brokers.  Except as set forth on Schedule 4.3, Each of Purchaser and Saint James has no liability for any brokers’ or finders’ fees or any similar fees in connection with the transactions contemplated hereby, and neither Purchaser nor Saint James has retained any broker or other intermediary to act on their behalf in connection with the transactions contemplated by this Agreement.

4.4           Saint James Stock.  The Saint James Stock, Conversion Stock and Earnout Stock to be issued, or issuable, as appropriate, to Sellers have been duly authorized for issuance and when delivered to Sellers against delivery of the Companies’ membership interests and other consideration hereunder and if converted in accordance with the provisions of the Sellers’ Note, will be validly issued and fully paid and nonassessable.  Purchaser has full power to sell, issue and deliver the Saint James Stock, Conversion Stock and Earnout Stock to Sellers.  The Saint James Stock, Conversion Stock and Earnout Stock to be issued to Sellers are not subject to preemptive or other similar rights of any person or entity.  Such shares will be issued in compliance with all applicable Laws, rules, and regulations, including, without limitation, those of the SEC and the FINRA.  The offer, sale and issuance of the Saint James Stock, Conversion Stock and Earnout Stock to Sellers in reliance upon the terms and their representations and warranties contained in this Agreement and the Note constitute transactions exempt from any registration or prospectus requirements of the SEC and state securities laws.  All necessary consents, authorizations and approvals of any person or Governmental Authority, including, without limitation, the SEC and the FINRA, have been obtained prior to transfer of the Saint James Stock, Conversion Stock and Earnout Stock to Sellers, and complete and correct copies of the same have been previously delivered to Sellers.  Upon issuance to Sellers, the Saint James Stock, Conversion Stock and Earnout Stock will be free and clear of all Liens except those restrictions set forth in this Agreement and the Lock Up Agreement, except that the Saint James Stock, Conversion Stock and Earnout Stock will continue to constitute “restricted securities” (as that term is defined in Rule 144(a)(3)) until the effectiveness of a registration statement to be filed by the Purchaser with the SEC with respect to such securities.  Upon the effectiveness of such registration statement and subject to the disposition of the Saint James Stock, Conversion Stock and Earnout Stock in compliance with the manner of sale disclosure set forth therein during the period that such registration statement remains effective and not stale and any relevant “blue sky” laws, the Saint James Stock, Conversion Stock and Earnout Stock may be traded on the Trading Market without the consent, authorization or approval of the SEC or any other person, Government Authority or relevant stock exchange.  As of the date of transfer to Sellers, the Saint James Stock shall constitute greater than 10% and not more than 19.99% of the total outstanding common shares of Saint James.  The certificates evidencing the Saint James Stock, Conversion Stock and Earnout Stock, when delivered, will be in due and proper form under applicable Laws.

4.5           Issuance of Stock.  The issuance and sale of the Saint James Stock, Conversion Stock and Earnout Stock will not obligate Saint James to issue shares of common stock or other securities to any Person and will not result in a right of any holder of securities of Saint James to adjust the exercise, conversion, exchange or reset price under any of such securities.  All of the outstanding shares of capital stock of Saint James are validly issued, fully paid and nonassessable, have been issued in compliance with all federal and state securities laws, and none of such outstanding shares was issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities.  Except as set forth on Schedule 4.5, there are no shareholder agreements, voting agreements or other similar agreements with respect to Saint James’ capital stock to which Saint James is a party or, to the knowledge of Saint James, between or among any of Saint James’ shareholders.

4.6           SEC Reports; Financial Statements.  Saint James has filed all reports, schedules, forms, statements and other documents required to be filed by Saint James under the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date hereof (or such shorter period as Saint James was required by law or regulation to file such material) (the foregoing materials, together with all reports, schedules, forms, statements and other documents filed by Saint James under the Securities Act, including, in each case, the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”).  Since the filing of Saint James Annual Report on Form 10-KSB for its fiscal year ended December 31, 2007 (other than its Quarterly Report on Form 10-Q for the quarter ended September 30, 2008), all SEC Reports have been filed on a timely basis or Saint James has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension.  As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Exchange Act and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  The financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing.  Such financial statements have been prepared in accordance with GAAP except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of the Company and its consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.  Saint James does not have pending issues before the SEC.  The SEC has not issued any stop order or other order suspending the effectiveness of any registration statement filed by Saint James or any subsidiary under the Exchange Act or the Securities Act.

4.7           Sarbanes-Oxley; Internal Accounting Controls.  Saint James is in material compliance with all provisions of the Sarbanes-Oxley Act of 2002, as amended, and the regulations promulgated thereunder, which are applicable to it as of the date hereof and as of the Closing Date.  Saint James and the subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management’s general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (c) access to assets is permitted only in accordance with management’s general or specific authorization, and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  Saint James has established disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for Saint James and designed such disclosure controls and procedures to ensure that information required to be disclosed by Saint James in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms.  Saint James’ certifying officers have evaluated the effectiveness of Saint James’ disclosure controls and procedures as of the end of the period covered by Saint James’ most recently filed periodic report under the Exchange Act (such date, the “Evaluation Date”).  Saint James presented in its most recently filed periodic report under the Exchange Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date.  Since the Evaluation Date, there have been no changes in Saint James’ internal control over financial reporting (as such term is defined in the Exchange Act) that has materially affected, or is reasonably likely to materially affect, Saint James’ internal control over financial reporting.

4.8           Registration Rights.  Other than pursuant to this Agreement or Schedule 4.8, no Person has any right to cause Saint James to effect the registration under the Securities Act of any securities of Saint James, other than registration statements which have already been filed and declared effective or that have been filed and await declaration of effectiveness by the SEC.

4.9           Listing and Maintenance Requirements.  Saint James’ common stock is registered pursuant to Section 12(g) of the Exchange Act, and Saint James has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of the common stock under the Exchange Act, nor has Saint James received any notification that the SEC is contemplating terminating such registration.  Saint James has not, in the 12 months preceding the date hereof, received any notice from the FINRA or any trading market on which the common stock of Saint James is or has been listed or quoted for trading (a “Trading Market”), to the effect that Saint James is not in compliance with the listing or maintenance requirements of such Trading Market.  Saint James is, and has no reason to believe that it will not in the 12-month period following the Closing Date continue to be, in compliance with all such listing and maintenance requirements.

4.10         No Integrated Offering.  Assuming the accuracy of the Sellers’ representations and warranties set forth in Article 3, neither Saint James, nor any of its directors, officers, or beneficial owners of more than 10% of any class of security of Saint James, nor any Person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause the offering of Saint James Stock to the Sellers to be integrated with prior offerings by Saint James for purposes of (a) the Securities Act (including integration which would require the registration of any such securities under the Securities Act), or (b) any applicable shareholder approval provisions of any Trading Market on which any of the securities of Saint James are listed or designated.

4.11         No Disagreements with Accountants and Lawyers.  There are no disagreements of any kind presently existing, or reasonably anticipated by Saint James to arise, between Saint James and the accountants and lawyers formerly or presently employed by Saint James which could affect Saint James’ ability to perform any of its obligations under this Agreement.

4.12         Regulation M Compliance.  Saint James has not, and to its knowledge no one acting on its behalf has, (a) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of Saint James to facilitate the sale or resale of the common stock, (b) sold, bid for, purchased, or, paid any compensation for soliciting purchases of, any common stock, or (c) paid or agreed to pay to any Person any compensation for soliciting another to purchase any other securities of Saint James.

4.13         No Additional Representations.  OTHER THAN THE REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE 4, PURCHASER AND SAINT JAMES DO NOT MAKE, AND HAVE NOT MADE, ANY REPRESENTATIONS OR WARRANTIES RELATING TO THEMSELVES OR OTHERWISE.  PURCHASER AND SAINT JAMES EXPRESSLY DISCLAIM ANY CONTRARY OR SUPPLEMENTAL INFORMATION CONTAINED IN ANY MEMORANDA, OFFERING MATERIALS OR PRESENTATIONS.  NO PERSON HAS BEEN AUTHORIZED BY PURCHASER AND SAINT JAMES TO MAKE ANY REPRESENTATION OR WARRANTY RELATING TO THEMSELVES OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY AND, IF MADE, SUCH REPRESENTATION OR WARRANTY MAY NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY PURCHASER AND SAINT JAMES AND SHALL NOT BE DEEMED TO HAVE BEEN MADE BY PURCHASER AND SAINT JAMES.

5             CLOSING.  The closing of the transactions contemplated by this Agreement (“Closing”) shall be at the offices of Horwood Marcus & Berk Chartered, 180 North LaSalle Street, Suite 3700, Chicago, Illinois 60601, at such time as the conditions precedent set forth in Article 7 and Article 8 hereof have been satisfied, effective as of 11:59 p.m. Pacific Time (or at such other time, date or place as may be mutually agreed upon in writing by the parties) (the “Closing Date”).  Notwithstanding the calendar date that is the Closing Date, as defined in this Section 5, October 1, 2009, shall be the relevant date for all of the data to be utilized in the preparation and calculation of the Estimated Adjusted Closing Net Working Capital, the Preliminary Statement of Working Capital, and the initial principal balance of Sellers’ Note; however, the calendar date that is the Closing Date shall remain effective for all timing of preparation and exchanges of such items, as well as any dispute resolution mechanisms related thereto.

6             COVENANTS.

6.1           Implementing Agreement.

(a)           Subject to the terms and conditions hereof, each party hereto shall use its best efforts to take all actions required of it to fulfill its obligations under the terms of this Agreement and to facilitate the consummation of the transactions contemplated hereby.  Not in limitation of the foregoing, Sellers and Purchaser shall cooperate in obtaining all of the consents set forth in Schedule 3.3 but shall not be required to make any payments to the contract parties, other than as may be designated in any such agreement that requires such consent, in order to obtain such consents.

(b)           Purchaser shall engage a Registered Accounting Firm at its expense to prepare the Financial Statements.  Sellers agree to provide to the Registered Accounting Firm any and all information reasonably requested by the Registered Accounting Firm in connection with the preparation of Financial Statements.

6.2           Access to Information and Facilities.

(a)           From and after the date of this Agreement, Sellers shall give Purchaser and Purchaser’s representatives access during normal business hours to all of the facilities, properties, books, contracts, licenses, commitments and records of Sellers and shall make the officers, managers and employees of Sellers available to Purchaser and its representatives as Purchaser and its representatives from time to time reasonably request.  Purchaser and its representatives will be furnished with any and all information concerning Sellers and the Business and copies of any and all documents which Purchaser or its representatives reasonably request.

(b)           After the Closing Date, each party shall provide to the other parties any and all information reasonably requested by any such party to enable it or its members to prepare any Tax Return, to comply with any obligations of such party under this Agreement, or to defend against any third-party lawsuit for which such party may be required to indemnify such other party; provided, however, that, assuming compliance with this paragraph, no defense or objection to any claim for indemnification shall be based on this paragraph.

6.3           Preservation of Business.  From the date of this Agreement until the Closing Date, Sellers shall operate the Business only in the ordinary and usual course of business consistent with past practice, and use their best efforts to:  (a) preserve intact the present business organization and personnel; (b) preserve the goodwill and advantageous relationships of Sellers with customers, suppliers, independent contractors, employees and other Persons material to the operation of Sellers’ Business; and (c) not permit any action or omission which would cause any of the representations or warranties of Sellers to be breached.

6.4           Accounts Receivable.

(a)           Upon payment by any Person of Accounts Receivable following the Closing Date, Purchaser shall deposit such payments as follows:

(i)           Six Hundred Thousand Dollars ($600,000) shall be wire transferred directly to the VinREIT Escrow Account; and

(ii)           The balance of the Accounts Receivable will be retained by the Purchaser.  Notwithstanding anything to the contrary contained herein, if Sellers, VinREIT, or any other recipient of the VinREIT Escrow Account must return any payments made to it pursuant to Section 6.4(a), Purchaser shall immediately pay Sellers, VinREIT, or such recipient, as applicable, the amount of the returned payment.

(b)           In the event any Accounts Receivable transferred to Purchaser pursuant to this Agreement are not collected within 120 days following the Closing Date, Purchaser shall have the right, exercisable by written notice within 150 days following the Closing Date, to transfer such Accounts Receivable to Purchaser in exchange for a payment equal to the face amount of such Accounts Receivable.

6.5           Briarcliff.  Purchaser authorizes Sellers to contact Briarcliff and renegotiate the terms of the Briarcliff Liability with Briarcliff for up to 120 days following the Closing Date.  Notwithstanding the foregoing, Sellers are not authorized to bind Purchaser or otherwise enter into any agreements or arrangements on behalf of Purchaser; provided that Purchaser shall use reasonable efforts to cooperate with Sellers’ efforts to reduce the Briarcliff Liability.  In the event Briarcliff agrees to reduce the Briarcliff Liability, fifty percent (50%) of the amount of such reduction shall be added to the principal portion of the Sellers’ Note as of the date in which such reduction is effective.

6.6           Mislabeled Inventory.  Sellers shall pay Purchaser for any expenses incurred within ninety (90) days following the Closing Date in order to re-label any of the Inventory transferred to Purchaser in accordance with this Agreement which is described on Schedule 6.6 attached hereto.

6.7           Nonassignable Contracts.  To the extent that the assignment hereunder by Sellers to Purchaser of any Assumed Contract is not permitted without the consent of any other party to such Assumed Contract, this Agreement shall not be deemed to constitute an assignment of any such Assumed Contract if such consent is not given or if such assignment otherwise would constitute a breach of, or cause a loss of contractual benefits under, any such Assumed Contract, and Purchaser shall assume no obligations or liabilities under any such Assumed Contract.  Sellers shall advise Purchaser promptly in writing with respect to any Assumed Contract which Sellers know or have any reason to believe will or may not be subject to assignment to Purchaser hereunder.  Without in any way limiting Sellers’ obligation to obtain all consents and waivers necessary for the sale, transfer, assignment and delivery of the Assumed Contracts and the Transferred Assets to Purchaser hereunder, if any such consent is not obtained or if such assignment is not permitted irrespective of consent and the transactions contemplated hereunder are consummated:  (a) Sellers shall cooperate with Purchaser following the Closing Date in any reasonable arrangement designed to provide Purchaser with the rights and benefits (subject to the obligations) under any such Assumed Contract, including, without limitation, enforcement for the benefit of Purchaser of any and all rights of Sellers against any other party arising out of any breach or cancellation of any such Assumed Contract by such other party, and if requested by Purchaser, acting as an agent on behalf of Purchaser or as Purchaser shall otherwise reasonably require; and (b) Purchaser shall indemnify Sellers for any liability arising under such Assumed Contract following the Closing Date as a result of any actions or omissions by Purchaser.

6.8           Supplemental Information.  From time to time on or prior to the Closing Date, Sellers, on the one hand, and Purchaser and Saint James, on the other hand, will promptly disclose in writing to the other party any matter hereafter arising which, if existing, occurring or known at the date of this Agreement would have been required to be disclosed to the other party or which would render inaccurate or misleading any of the representations, warranties or statements set forth herein.  No information provided to a party pursuant to this Section 6.8 shall be deemed to cure any breach of any representation, warranty, or covenant made in this Agreement, except as hereinafter provided in this Section 6.8.  Sellers, on the one hand, and Purchaser, on the other hand, may, from time to time prior to the Closing Date, by notice in accordance with this Agreement, supplement or amend any Schedule referred to in this Agreement, including, without limitation, one or more supplements or amendments to correct any matter which would constitute a breach of any representation or warranty herein contained.  No such supplemental or amended schedule shall be deemed to cure any breach of such representation or warranty for purposes of the indemnification provisions hereof; provided, however, if the Closing occurs, any such supplement or amendment of any Schedule will be effective to cure and correct for all purposes any breach of any representation or warranty which would have existed by reason of any of the parties hereto not having made such supplement or amendment.

6.9           Transfer Restrictions.

(a)           Certificates evidencing the Saint James Stock, Conversion Stock and Earnout Stock shall not contain any legend with respect to transfer restrictions or otherwise except as provided in the Lock Up Agreement:  (i) following any sale of Saint James Stock, Conversion Stock, or Earnout Stock pursuant to Rule 144, or (ii) if such Saint James Stock, Conversion Stock, or Earnout Stock is eligible for sale under Rule 144(b)(ii), or (iii) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the SEC).

(b)           Listing of Shares.  Saint James shall, if applicable:  (i) in the time and manner required by the principal Trading Market, prepare and file with such Trading Market an additional shares listing application covering any Saint James Stock, Conversion Stock or Earnout Stock issued to Sellers pursuant to this Agreement or the Note, (ii) take all steps necessary to cause the Saint James Stock, Conversion Stock or Earnout Stock to be approved for listing on such Trading Market as soon as possible thereafter, (iii) provide to the Sellers evidence of such listing, and (iv) maintain the listing of such common stock on such Trading Market or another Trading Market.

6.10         Tax Matters.

(a)           Pre-Closing Tax Matters.  Each Company shall file all Tax Returns with respect to each Company required to be filed (taking into account any extensions) on or prior to the Closing Date and shall pay any and all Taxes due with respect to such Tax Returns.  All Tax Returns described in this Section 6.10 shall be prepared in a manner consistent with prior practice unless otherwise required by applicable Tax laws (or the judicial or administrative interpretations thereof).

(b)           Post-Closing Tax Matters.  Sellers shall prepare and file all Tax Returns of each Company for all periods ending on or prior to the Closing Date, including the United States federal and state income Tax Returns for the period ending on the Closing Date.  Purchaser shall prepare or cause to be prepared and file or cause to be filed all Tax Returns of each Company for Tax periods that begin on or before the Closing Date and end after the Closing Date.  All Tax Returns for taxable periods that begin before the Closing Date and end on or prior to the Closing Date shall be prepared substantially in accordance with past practice, except as otherwise required by applicable law.  The Companies shall permit the Sellers to review and comment upon such Tax Returns and shall make such changes as are reasonably requested by Sellers before the due date for filing such Tax Returns.  Purchaser shall not amend any Tax Returns for any periods ending on or prior to the Closing Date without the prior written consent of Sellers (which consent shall not be unreasonably withheld, conditioned, or delayed).

(c)           Sellers’ Obligations.  Sellers shall be responsible for and pay and shall indemnify and hold harmless Purchaser with respect to (i) any and all Taxes imposed on each Company or for which such Company is liable: (A) with respect to any periods ending on or before the Closing Date, or (B) to the extent apportioned pursuant to Section 6.10(d), with respect to any periods that include, but do not end on, the Closing Date and (ii) any costs or expenses with respect to Taxes indemnified hereunder.  Any indemnity required to be made by the Sellers pursuant to this Section 6.10(c) shall be made within 30 days of written notice from Purchaser.

(d)           Interim Closing of Books Method.  In the case of a Tax that is transaction based (e.g., income taxes and sales taxes) the “interim closing of the books” method, with allocations therein calculated in a manner substantially consistent with past practice and to the extent in compliance with applicable law, effective as of the end of the Closing Date, shall be used to determine the Purchaser’s and each Seller’s respective distributive shares of any item of the Companies’ income, gain, loss, deduction or credit with respect to taxable periods that include the Closing Date.  For the sole purpose of appropriately apportioning any such transaction based Taxes relating to a period that includes (but that would not end on) the Closing Date (a "Straddle Period"), Purchaser will, to the extent permitted by applicable law, elect with the relevant taxing authority to treat for all purposes the Closing Date as the last day of a Tax period of each Company.  In the case of a Tax that is not transaction based (e.g. real and personal property taxes), the total amount of such Tax for the full Tax period that includes the Closing Date multiplied by a fraction, the numerator of which is the number of days from the beginning of such Tax period to and including the Closing Date and the denominator of which is the total number of days in such full Tax period.

(e)           Tax Contests.  For purposes of this Agreement, a “Tax Contest” is any audit, court proceeding or other dispute with respect to any Tax matter that affects a Company.  Unless Purchaser has previously received written notice from the Sellers of the existence of such Tax Contest, Purchaser shall give written notice to the Sellers of the existence of any Tax Contest that is the Sellers’ responsibility under Section 6.10(c) within five days from the receipt by Purchaser of any written notice of such Tax Contest, but no failure to give such notice shall relieve the Sellers of any liability hereunder except to the extent Sellers are materially prejudiced thereby.  Purchaser, on the one hand, and the Sellers, on the other, agree, in each case at no cost to the other party, to cooperate with the other and the other’s representatives in a prompt and timely manner in connection with any Tax Contest.  Such cooperation shall include, but not be limited to, making available to the other party, during normal business hours, all books, records, returns, documents, files, other information (including working papers and schedules), officers or employees (without substantial interruption of employment) or other relevant information necessary or useful in connection with any Tax Contest requiring any such books, records and files.  The Sellers shall, at his election, have the right, at the sole expense of the Sellers, to represent a Company’s interests in any Tax Contest arising in a period ending on or before the Closing Date, to employ counsel of their choice at their expense and to control the conduct of such Tax Contest, including settlement or other disposition thereof; provided, however, that Purchaser shall have the right to consult with the Sellers’ regarding any such Tax Contest that may affect a Company for any periods ending after the Closing Date at Purchaser’s own expense and provided, further, that any settlement or other disposition of any such Tax Contest may only be with the consent of Purchaser, which consent will not be unreasonably withheld, conditioned or delayed.  Purchaser shall have the right to control the conduct of any Tax Contest relating to a period beginning after the Closing Date.

(f)           Cooperation with Respect to Tax Returns.  Purchaser agrees to furnish or cause to be furnished to the Sellers, as promptly as practicable, such information (including access to books and records) and assistance, including making employees available on a mutually convenient basis to provide additional information and explanations of any material provided, relating to a Company as is reasonably necessary for the filing of any Tax Return, for the preparation for any audit, and for the prosecution or defense of any claim, suit or proceeding relating to any adjustment with respect to Taxes.  Purchaser or the applicable Company shall retain in its possession, and shall provide the Sellers reasonable access to (including the right to make copies of), such supporting books and records and any other materials that the Sellers may specify with respect to Tax matters relating to any Tax period ending on or prior to the Closing Date until the relevant statute of limitations has expired.  After such time, Purchaser may dispose of such material.

(g)           Refunds and Credits.  Any refunds, rebates, or credits of Taxes of any Company for any Tax period ending on or before the Closing Date shall be for the account of the Sellers.  Purchaser shall pay to the Sellers’ an amount equal to any such refund, credit, rebate or overpayment within five (5) days of such Company’s or Purchaser’s receipt of any such refund or rebate or use of any such credit.  Any refunds, rebates, or credits of any Company for any Tax period beginning after the Closing Date shall be for the account of Purchaser.  Any refunds, rebates, or credits of Taxes of such Company for a Straddle Period shall be apportioned between the Sellers and Purchaser applying the standards set forth in Section 6.10(d) of this Agreement.

(h)           Survival.  All obligations under this Section 6.10 shall survive the Closing hereunder and continue until 90 days following the expiration of the period of limitations applicable to the related Tax.

7            CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER AND SAINT JAMES.

The obligations of Purchaser are subject to the satisfaction (except to the extent waived in writing by Purchaser) before the Closing Date of all of the following conditions:

7.1     Representations, Warranties and Covenants.  All representations and warranties by Sellers contained in this Agreement shall be true on the Closing Date as though made on the Closing Date.  Sellers and Companies shall have complied with and performed all of their covenants and obligations set forth in this Agreement which were required to be complied with or performed prior to the Closing Date.

7.2     No Material Adverse Change.  There shall have been no material adverse change in the Business from the Balance Sheet Date through the Closing Date.

7.3     Third-Party Action.  No action, proceeding, investigation, inquiry or objection by any Governmental Authority or other Person shall have been instituted or threatened which could enjoin, restrain or prohibit, or could result in substantial damages in respect of, any provision of this Agreement or the consummation of the transactions contemplated hereby.

7.4     Consents.  The consents set forth in Schedule 3.3 which are designated as required consents shall have been obtained.

7.5     Financial Statements.  The Registered Accounting Firm shall have delivered to Purchaser the Financial Statements.

8            CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLERS.

The obligations of Sellers are subject to the satisfaction (except to the extent waived in writing by Sellers) before the Closing Date of all of the following conditions:

8.1     Representations, Warranties and Covenants.  All representations and warranties by Purchaser and Saint James contained in this Agreement shall be true on the Closing Date as though made on the Closing Date.  Purchaser and Saint James shall have complied with and performed all of its covenants and obligations set forth in this Agreement which were required to be complied with or performed prior to the Closing Date.

8.2     Third-Party Action.  No action, proceeding, investigation, inquiry or objection by any Governmental Authority or other Person shall have been instituted or threatened which could enjoin, restrain or prohibit, or could result in substantial damages in respect of, any provision of this Agreement or the consummation of the transactions contemplated hereby.

9            CLOSING DELIVERIES.

9.1     Deliveries by Sellers.  On the Closing Date, Sellers and Companies shall deliver to Purchaser the following (in each case duly signed if the item is a document):

(a)            An assignment of membership interests assigning all of the issued and outstanding membership interests of Companies to Purchaser;

(b)            A certificate of the manager of Saphire Advisors certifying as to the validity of the resolutions of the managers of Saphire Advisors approving and authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (together with an incumbency and signature certificate regarding the officer or manager signing on behalf of Saphire Advisors);

(c)            A certificate of a duly authorized officer or manager of Saphire Advisors certifying as to:  (i) a true and correct copy of the Certificate of Formation of Saphire Advisors and each Company; (ii) a true and correct copy of the limited liability company agreement of Saphire Advisors and each Company; and (iii) a true and correct copy of the resolutions described above in Section 9.1(b) (together with an incumbency and signature certificate regarding the officer or manager signing on behalf of Saphire Advisors);

(d)            A Certificate of Good Standing for Saphire Advisors and each Company from their respective state of organization and each state in which Saphire Advisors and each Company is required by such state to qualify to conduct business therein;

(e)            A subscription agreement reasonably acceptable to Purchaser’s counsel for each of the parties set forth in Schedule 2.4(c);

(f)            Each of the consents set forth in Schedule 3.3; and

(g)            Such further certificates, instruments, payoff letters, and other documents as shall be reasonably requested by Purchaser’s counsel.

9.2      Deliveries by Purchaser.  On the Closing Date, Purchaser shall deliver or cause to be delivered to Sellers the following (in each case duly signed if the item is a document);

(a)           The Cash Payment;

(b)           The Sellers’ Note;

(c)           2,250,000 shares of Saint James Stock (to the Sellers and their affiliates as provided in Schedule 2.4(c);

(d)           A certificate of a duly authorized officer of Purchaser certifying as to:  (i) a true and correct copy of the Articles of Incorporation and bylaws of Purchaser;

(e)           A Certificate of Good Standing for Purchaser from Purchaser’s state of incorporation;

(f)           Such further certificates, instruments and other documents as shall be reasonably requested by Sellers’ counsel.

9.3      Mutual Deliveries.  On or prior to the Closing Date, Purchaser, on the one hand, and Sellers, on the other hand, shall deliver or cause to be delivered to each other, the following (in each case duly signed if the item is a document):

(a)	Intentionally Omitted;

(b)	A Security Agreement and a Trademark Security Agreement substantially in the form of Exhibit 9.3(b) attached hereto;

(c)	A Guaranty by Saint James substantially in the form of Exhibit 9.3(c) attached hereto;

(d)	A Transition Services Agreement substantially in the form of Exhibit 9.3(d) attached hereto;

(e)	A Registration Rights Agreement substantially in the form of Exhibit 9.3(e) attached hereto;

(f)	A Consulting Agreement by and between Purchaser and Jeffrey S. Hopmayer substantially in the form of Exhibit 9.3(f) attached hereto;

(g)	The VinREIT Release; and

(h)	Lock Up Agreement.

10           TERMINATION.

10.1    Termination.  This Agreement may be terminated at any time on or prior to the Closing Date:

(a)           With the consent of Sellers and Purchaser;

(b)           By Sellers or Purchaser or Saint James, if the Closing shall not have taken place on or before October 30, 2009; provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date.

(c)           By Purchaser or Saint James, if there shall have been a material breach of any covenant, representation or warranty of Sellers hereunder; or

(d)           By Sellers, if there shall have been a material breach of any covenant, representation or warranty of Purchaser or Saint James hereunder.

10.2    Effect of Termination.  If this Agreement is terminated pursuant to Section 10.1, all obligations of the parties hereunder shall terminate, except: (i) the obligations set forth in Section 12.5 shall survive the termination of this Agreement, and (ii) no termination shall relieve any party from liability for any breach of this Agreement.

11           SURVIVAL AND INDEMNITY.

11.1    Survival of Representations and Warranties.  The representations and warranties contained in Article 3 of this Agreement shall survive the Closing Date for one year; provided, however, the representations and warranties with respect to Organization and Good Standing set forth in Section 3.1, Power, Ownership, Authority, and Validity set forth in Section 3.2, Title of Transferred Assets in Section 3.10, Taxes set forth in Section 3.13, and Brokers set forth in Section 3.21 shall survive for their respective statutes of limitations.

11.2    Indemnity of Purchaser and Saint James.  Subject to the terms and conditions of this Article 11, Saphire Advisors shall indemnify, defend and hold harmless Purchaser, Saint James, and, as applicable, their respective shareholders, directors, officers, managers, employees, agents, affiliates, successors and assigns (the “Purchaser Indemnified Parties”) from and against any and all Losses incurred by the Purchaser Indemnified Parties as a result of or arising out of:  (a) any breach of any of the representations, warranties or covenants made by Sellers in this Agreement; (b) any liabilities of Sellers or Companies which are not Assumed Liabilities; (c) the use of the Transferred Assets or operation of the Business prior to the Closing Date; or (d) any Taxes imposed upon, or incurred by, the Companies or attributable to the operation of the Business prior to and including the Closing Date.

11.3    Indemnity of Sellers.  Subject to the terms and conditions of this Article 11, Purchaser and Saint James, jointly and severally, shall indemnify, defend and hold harmless Sellers and their respective officers, members, managers, employees, agents, affiliates, successors and assigns (the “Seller Indemnified Parties”) from and against any and all Losses incurred by the Seller Indemnified Parties as a result of or arising out of:  (a) any breach of any of the representations, warranties or covenants made by Purchaser or Saint James in this Agreement; (b) any Assumed Liability; or (c) the use of the Transferred Assets or operation of the Business subsequent to the Closing Date.

11.4        Indemnification Procedure for Third-Party Claims.

1.           In the event that subsequent to the Closing Date any party entitled to indemnification hereunder (an “Indemnified Party”) asserts a claim for indemnification or receives notice of the assertion of any claim or of the commencement of any action or proceeding by any Person who is not a party to this Agreement or an affiliate of a party to this Agreement, including, without limitation, any Governmental Authority (a “Third-Party Claim”) against such Indemnified Person, against which a party to this Agreement is required to provide indemnification under this Agreement (the “Indemnifying Party”), the Indemnified Party shall give written notice together with a statement of any available information regarding such claim to the Indemnifying Party after learning of such claim (the “Claim Notice”).  The Indemnifying Party shall have the right, upon written notice to the Indemnified Party (the “Defense Notice”) within thirty (30) days after receipt of the Claim Notice, which Defense Notice shall specify the counsel the Indemnifying Party will appoint to defend such claim (“Defense Counsel”), to conduct at its expense the defense against such claim in its own name, or, if necessary, in the name of the Indemnified Party; provided, however, that Defense Counsel shall be reasonably acceptable to the Indemnified Party.

2.           In the event that the Indemnifying Party shall fail to give the Defense Notice within the time period described above, it shall be deemed to have elected not to conduct the defense of the subject claim, and in such event the Indemnified Party shall have the right to conduct such defense in good faith and to compromise and settle the claim without prior consent of the Indemnifying Party and such Indemnifying Party will be liable for all costs, expenses, settlement amounts or other Damages paid or incurred in connection therewith.

3.           In the event that the Indemnifying Party does deliver a Defense Notice within the time period described above and thereby elects to conduct the defense of the subject claim, the Indemnifying Party shall diligently conduct such defense and the Indemnified Party will cooperate with and make available to the Indemnifying Party such assistance and materials as it may reasonably request, all at the expense of the Indemnifying Party, and the Indemnified Party shall have the right at its expense to participate in the defense assisted by counsel of its own choosing.

4.           The Indemnifying Party may enter into any settlement of any Third-Party Claim; provided, however, the Indemnifying Party may not enter into any settlement of any Third-Party Claim without the prior written consent of the Indemnified Party if pursuant to or as a result of such settlement, (i) injunctive or other equitable relief would be imposed against the Indemnified Party, or (ii) such settlement would or could reasonably be expected to create any material financial or other obligation on the part of the Indemnified Party.

11.5        Direct Claims.  All claims by an Indemnified Party for indemnification other than indemnification against a Third-Party Claim (a “Direct Claim”) shall be asserted by giving the Indemnifying Party written notice thereof, and the Indemnifying Party shall have a period of 30 days within which to satisfy such Direct Claims, except for injunctive or equitable relief, which the Indemnified Person may pursue at any time.  The Indemnifying Party shall only be deemed to reject such claim if it sends notice thereof to the Indemnified Party within such 30 day period, in which event the Indemnified Party may pursue such remedies as may be available to the Indemnified Person under this Agreement.  If the Indemnifying Party does not respond within such 30-day period, the Indemnifying Party shall be deemed to have accepted such Direct Claim, in which event the Indemnifying Party shall make promptly make payment to the Indemnified Party therefor.

11.6        Certain Limitations.  The aggregate obligation of Saphire Advisors to indemnify the Purchaser Indemnified Parties pursuant to Section 11.2 shall be limited to the sum of:  (x) $300,000; (y) all interest payable under the Note during the three-month period following the Closing Date; and (z) all principal payable under the Note for the first six months of amortized payments of principal and interest to commence on the seventh month following the Closing Date (such sum hereinafter referred to as the “Cap”); provided, however, that no claims shall be brought in respect of Losses incurred by the Purchaser Indemnified Parties arising from a single incident or occurrence in an amount less than $5,000; provided, further, that none of the limitations set forth in this Section 11.6 shall be applicable to a breach (or an alleged breach) (i) of any representation or warranty set forth in Sections 3.1, 3.2, 3.3, and 3.21, inclusive, or (ii) of any covenant set forth in this Agreement, in respect of any and all of which excluded representations, warranties, and covenants there shall not be any cap as otherwise provided above and there shall not be any basket as otherwise provided below; provided, finally, that, the Cap shall be (Y) “dollar-for-dollar” on a cash basis for funds actually paid by Purchaser to Sellers and (Z) “dollar-for-dollar” on an offset basis against the principal owing under the Note for funds accrued, but not paid during such three- or six-month period, as appropriate.

Saphire Advisors shall not be required to provide indemnification under Section 11.2 unless and until the aggregate amount of the indemnification obligations of Saphire Advisors exceeds $50,000 (the “Basket”).  Once the aggregate amount of the indemnification obligations exceeds the Basket, the Indemnifying Parties shall be required to provide indemnification under this Article 11 for all Losses in excess of the Basket.

Notwithstanding anything to the contrary set forth in this Section 11.6, (a) neither the Basket nor the Cap shall apply to Losses arising out of fraud of a party hereto or indemnification claims with respect to those representations and warranties set forth in Organization and Good Standing set forth in Section 3.1, Power, Ownership, Authority, and Validity set forth in Section 3.2, Title of Transferred Assets in Section 3.10, Taxes set forth in Section 3.13, and Brokers set forth in Section 3.21.

11.7        Other Limitations.

(a)           The amount of any Losses for which indemnification is provided under this Article 11 shall be net of:  (i) any accruals or reserves on the Adjusted Closing Net Working Capital; (ii) any foreign, federal, state and local income tax benefits inuring to the Indemnified Party as a result of the state of facts which entitled the Indemnified Party to recover from the Indemnifying Party; (iii) any amounts recovered by the Indemnified Party pursuant to any indemnification by or indemnification agreement with any third party, less any costs incurred or payable by such Indemnified Party in recovering such amount; and (iv) any amounts recovered or recoverable by the Indemnified Party pursuant to any insurance policy.

(b)           Other than for fraud, in no event shall any party be liable for loss of profits or incidental, special, punitive or consequential damages for any reason whatsoever or for any multiple of damages based on the purchase price of the business or any multiple of earnings or EBITDA.

(c)           The Indemnifying Party shall not have any indemnification obligations with respect to any breach of any of the representations, warranties, or covenants of the Indemnifying Party contained in this Agreement if at or before the Closing Date, the Indemnified Party had actual knowledge of such breach.

(d)           Indemnification pursuant to the provisions of this Article 11 shall be the sole and exclusive remedy of the parties relating to the subject matters addressed in this Article 11.  Without limiting the generality of the preceding sentence, no legal action sounding in contribution, tort or strict liability may be maintained by any party against the other party with respect to the Agreement, except as expressly contemplated by, or otherwise consistent with, this Article 11.

12           MISCELLANEOUS.

12.1    Governing Law and Jurisdiction.  It is the intention of the parties that internal laws of the State of California (irrespective of its choice of law principles) shall govern the validity of this Agreement.  Each of the parties submits to the exclusive jurisdiction of any state or federal court sitting in San Francisco, California, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated herein.  Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto.

12.2    Assignment; Successors and Assigns.  Neither this Agreement nor any rights, benefits or obligations set forth herein may be assigned by any of the parties hereto.  Except as otherwise provided herein, each and all of the covenants, terms, provisions and agreements contained herein shall be binding upon, and shall inure to the benefit of, the successors, executors, heirs, representatives, administrators and assigns of each of the respective parties.

12.3    Severability.  If any provision of this Agreement, or the application thereof, shall for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and application of such provisions to other Persons or circumstances shall be interpreted so as best to reasonably effect the intent of the parties hereto.  The parties further agree to replace any such invalid or unenforceable provisions of this Agreement with valid and enforceable provisions which will achieve, to the extent possible, the economic, business and other purposes of the invalid or unenforceable provisions.

12.4    Entire Agreement.  This Agreement, the Exhibits, and the Schedules hereto and all other documents referenced herein constitute the entire understanding and agreement of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, written or oral, among the parties with respect to such subject matter.

12.5    Expenses.  Subject to the terms and conditions of this Agreement, each of the parties shall bear its own expenses incurred in connection herewith.

12.6    Amendment.  Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party to be bound thereby.

12.7    No Waiver.  The failure of any party to enforce any of the provisions hereof shall not be construed to be a waiver of the right of such party thereafter to enforce such provision.

12.8    Attorneys’ Fees.  Should a suit or proceeding be brought relating to this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees, and all other costs, expenses and fees incurred in connection with such a suit or proceeding and all costs, expenses and fees of any appeal.

12.9    Notices.  Whenever any party hereto desires or is required to give any notice, demand or request with respect to this Agreement, each such communication shall be in writing and shall be effective only if it is delivered by personal service, sent by express courier service with guaranteed next Trading Day delivery, charges prepaid or by facsimile or e-mail with verification of receipt, or mailed by the United States certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Sellers, to:

Saphire Advisors, LLC
381 Mallory Station Road, Suite 211
Franklin, Tennessee 37067
Attention: Jeffrey S. Hopmayer

with a copy (which shall not constitute notice) to:

Horwood Marcus & Berk Chartered
180 N. LaSalle Street, Suite 3700
Chicago, Illinois 60601
Attention: Keith H. Berk, Esq.
Facsimile: (312) 264-2582

If to Purchaser or Saint James, to:

95 Fable Farm Road
New Canaan, Connecticut 06840
Attention: Richard Hurst
Facsimile: (203) 972-0265

with a copy (which shall not constitute notice) to:

Baker & Hostetler LLP
600 Anton Boulevard, Suite 900
Costa Mesa, California 92626-7221
Attention: Randy Katz, Esq.
Facsimile: (714) 966-8802

Each such communication shall be effective when received by the addressee thereof in the case of personal service, facsimile or e-mail or, if sent by express courier, within one Trading Day after delivery to such courier or, if sent by certified mail in the manner set forth above, three Trading Days after being deposited in the United States mail.  Any party may change its address for such communications by giving notice thereof to the other party in conformity with this Section 12.9.

12.10  Captions and Headings.  The captions and headings used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement.

12.11  Counterparts.  This Agreement may be executed in any number of counterparts and by facsimile, each of which shall be an original as against any party whose signature appears thereon and all of which together shall constitute one and the same instrument.

THE BALANCE OF THIS PAGE INTENTIONALLY IS LEFT BLANK.

IN WITNESS WHEREOF, the parties have executed this Membership Interest Purchase Agreement as of the date first above written.

PURCHASER:	SELLERS:

THE SAINT JAMES EOS WINE COMPANY	SAPHIRE ADVISORS, LLC

By:	By:
Its:	Its:
(for itself and as attorney in fact for each of the Other Members)

THE SAINT JAMES COMPANY:

By:
Its:

EXHIBIT A

“Accounts Payable” shall have the meaning of all accounts payable and other current liabilities of Sellers, each of which result from the operations of the Business in the ordinary course.

 “Accounts Receivable” means all accounts, notes and other receivables of the Business, including, without limitation, all accounts, notes and receivables of the Business reserved, classified as bad debt, or otherwise written off.

“Adjusted Closing Net Working Capital” means as of 11:59 p.m. (Pacific time) on the Closing Date:  (a) the Accounts Receivable; plus (b) the Inventory, net of (x) Inventory which is not fit for human consumption; and (y) Inventory which, based on standards used in the wine industry and Companies’ historical practices, is slow-moving Inventory; plus (c) the Equipment, net of depreciation and amortization as required in accordance with GAAP (and set forth in the Financial Statements); plus (d) the Prepaid Expenses, minus (e) the Accounts Payable; minus (f) the Farm Credit Obligations minus (g) the Briarcliff Liability; minus (h) accruals assumed by Purchaser pursuant to this Agreement (to the extent not duplicative of subsection (e)).

“Agreement” means this Membership Interest Purchase Agreement, including all exhibits and schedules hereto, as it may be amended from time to time.

“Arbiter” shall have the meaning specified in Section 2.5(d).

“Assumed Contracts” shall have the meaning set forth in Section 2.1(e).

“Assumed Liabilities” shall have the meaning set forth in Section 2.3.

“Balance Sheet Date” shall mean June 30, 2009.

“Basket” shall have the meaning set forth in Section 11.6.

“Books and Records” shall have the meaning set forth in Section 2.1(d).

“Briarcliff” means Briarcliff Wine Group, LLC or its successor.

“Briarcliff Agreement” shall mean that certain letter agreement, dated March 9, 2009, by and between Sapphire Brands and Briarcliff, as it may be amended from time to time.

“Briarcliff Liability” shall mean that certain guaranty liability pursuant to the Briarcliff Agreement.

“Business” shall have the meaning set forth in the preamble hereto.

“Cap” shall have the meaning set forth in Section 11.6.

“Cases Sold” shall mean 9-liter equivalent and regular cases of the acquired brands: (i) shipped by the Business and invoiced to unaffiliated third parties, net of returns within a three-month period following such shipments and net of promotional goods; and (ii) sold in the tasting room of the Business.

“Cash Flow From the Operations of the Business” means, for any period:  Cash Flow from Operating Activities, as defined in Statement of Financial Accounting Standards Number 95.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“Claim Notice” shall have the meaning set forth in Section 11.41.

“Closing” shall have the meaning set forth in Article 5.

“Closing Date” shall have the meaning set forth in Article 5.

“Code” shall mean the United States Internal Revenue Code of 1986, as amended.

“Company” shall mean each of Sapphire and Emerald, and “Companies” shall mean Sapphire and Emerald.

“Companies’ Knowledge” means all facts and information which are within the knowledge and belief after due inquiry and investigation of any officer, member or manager of Sellers.

“Conversion Stock” shall mean shares of common stock, $0.001 par value, of Saint James issued pursuant to the conversion of indebtedness into equity pursuant to Section 8 of the Sellers’ Note.

“Defense Notice” shall have the meaning set forth in Section 11.41.

“Defense Counsel” shall have the meaning set forth in Section 11.41.

“Direct Claim” shall have the meaning set forth in Section 11.5.

“Environmental Claim” shall mean a claim, action, suit, complaint, legal proceeding or other notice by any Person alleging or otherwise relating to a violation of, or liability under, any Environmental Law.

“Environmental Laws” shall mean applicable federal, state, provincial, foreign and local statutes, regulations, other legal requirements, and all common law, relating to public health or safety, workplace health or safety, or pollution or protection of the environment.

“Environmental Permits” shall mean permits, licenses and registrations issued by any Governmental Authority that are required under Environmental Laws for any Company to conduct its current operations.

“Equipment” shall have the meaning set forth in Section 2.1(a).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Estimated Adjusted Closing Net Working Capital” shall have the meaning set forth in Section 2.5.

“Evaluation Date” shall have the meaning set forth in Section 4.7.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Assets” shall have the meaning set forth in Section 2.2.

“Farm Credit” means Farm Credit West, PCA.

“Farm Credit Release” means an agreement executed by Farm Credit which releases and discharges Companies and their affiliates from any and all liabilities and obligations relating to the Farm Credit Obligations.

“Farm Credit Obligations” means those obligations of Sapphire pursuant to: (i) that certain Master Loan Agreement, dated July 31, 2009, by and between Farm Credit and Sapphire; (ii) that certain Promissory Note and Supplement to Master Loan Agreement, dated July 31, 2009, by Sapphire in favor of Farm Credit, for the principal sum of $7,500,000.00; (iii) that certain Security Agreement, dated October 4, 2007, by and between Farm Credit and Sapphire; (iv) that certain Future Payment Fund Agreement, dated October 4, 2007, by and between Sapphire and Farm Credit; and (v) that certain Severance Agreement, dated October 4, 2007, by and among Sapphire, Farm Credit, and VinREIT.

“Financial Statements” shall mean financial statements of the Business for the two most recent fiscal years and interim financial statements for the first two quarters of 2009 and 2008 and the six-month periods ended June 30 of such years (excluding supporting schedules in respect of such interim financial statements), in each case prepared by Registered Accounting Firm pursuant to Regulation S-X promulgated by the SEC.

“FINRA” shall mean the Financial Industry Regulatory Authority.

“GAAP” shall mean U.S. Generally Accepted Accounting Principles effective as of the Closing Date.

“Governmental Authority” means the government of the United States or any state or political subdivision thereof and any entity, body or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including quasi-governmental entities established to perform such functions.

“Hazardous Materials” shall mean materials, substances or wastes as to which liability or standards of conduct are imposed under any Environmental Law, including without limitation petroleum and its derivatives and asbestos.

“Indemnified Party” shall have the meaning set forth in Section 11.41.

“Indemnifying Party” shall have the meaning set forth in Section 11.41.

“Intellectual Property” means (a) each trademark and trademark application, together with any reissues, continuations or extensions thereof and all goodwill associated therewith; (b) each trademark license, together with all goodwill associated therewith; (c) all products and proceeds of the foregoing, including, without limitation, any claim by Companies against third parties for past, present or future infringement of any trademark, any trademark issued pursuant to a trademark application and any trademark licensed under any trademark license; and (d) any and all brands, trade names, service marks, patents, copyrights (including, without limitation, any registrations, applications, licenses or rights relating to any of the foregoing), technology, trade secrets, inventions, know-how, designs, and processes which, in each case, are or have been used or are useable in the Business or reasonably necessary to the historical, current, or planned future conduct or operation of the Business.

“Inventory” shall have the meaning set forth in Section 2.1(b).

“Law” means any law, statute, regulation, ordinance, rule, order, decree, judgment, consent decree, or governmental requirement enacted, promulgated, entered into, agreed or imposed by any Governmental Authority.

“Legend Removal Date” shall have the meaning set forth in Section 6.9(a).

“Lien” means any mortgage, lien (except for any lien for taxes not yet due and payable), charge, restriction, pledge, security interest, option, lease or sublease, claim, right of any third party, easement, encroachment or encumbrance.

“Lock Up Agreement” shall mean that lock up agreement substantially in the form of Exhibit 9.3(h) attached hereto.

“Loss” or “Losses” means any and all liabilities, losses, claims, damages, suits, actions, judgments, obligations, penalties, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses and reasonable costs of investigation and litigation).

“Material Contracts” shall have the meaning set forth in Section 3.9.

“Organizational Documents” means with respect to each Company, such Company’s Certificate of Formation, limited liability company agreement and other organizational documents.

“Other Equipment” means all equipment, machinery, furniture, fixtures, leasehold improvements, bottling lines, laboratory and laboratory equipment, wine-making equipment, office equipment, personal computer hardware and Software, flat panel screens, solar installations, and vehicles, other than the Equipment, whether the same are leased, rented, licensed, consigned to, or otherwise possessed by Company and which are or have been used or are useable in, or reasonably necessary to, the historical, current, or planned future operation of the Business not included in the term “Equipment,” including without limitation equipment listed as being included in the VinREIT Agreement and (collectively, the “Other Equipment”).

“Other Members” shall mean each of the Persons set forth on Schedule 3.4.

“Permits” means all licenses, certificates, permits, franchises and similar rights issued by a Governmental Authority.

“Permitted Liens” means those Liens pursuant to the Farm Credit Obligations and VinREIT Agreements.

“Person” means any individual, corporation, limited liability company, proprietorship, firm, partnership, limited partnership, trust, association or other entity.

“Plan” shall have the meaning set forth in Section 3.14(e)(ii).

“Preliminary Statement of Working Capital” shall have the meaning set forth in Section 2.5(b).

“Prepaid Expenses” shall have the meaning set forth in Section 2.1(d).

“Transferred Assets” shall have the meaning set forth in Section 2.1.

“Purchase Price” shall have the meaning set forth in Section 2.4.

“Purchaser” shall have the meaning set forth in the introductory paragraph.

“Purchaser Indemnified Parties” shall have the meaning set forth in Section 11.2.

“Registered Accounting Firm” shall mean an accounting firm registered with the Public Company Accounting Oversight Board.

“Saint James Stock” shall have the meaning set forth in Section 2.4(c).

“SEC” shall mean the U.S. Securities and Exchange Commission.

“SEC Reports” shall have the meaning set forth in Section 4.6.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller Indemnified Parties” shall have the meaning set forth in Section 11.3.

“Sellers” shall have the meaning set forth in the introductory paragraph.

“Sellers’ Note” shall have the meaning set forth in Section 2.4(a).

“Software” means any and all:  (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (iii) descriptions, testing scripts, schematics, flow-charts and other work product used to design, plan, organize and develop any of the foregoing; and (iv) all documentation, including user manuals, training materials and functional specifications or similar documentation included as part of any Software licensed by Companies to or from any Person, relating to any of the foregoing.

“Taxes” means all taxes, charges, fees, duties, levies or other assessments, including, without limitation, income, gross receipts, net proceeds, ad valorem, real and personal property (tangible and intangible), sales, use, franchise, excise, value added, stamp, leasing, lease, user, transfer, fuel, excess profits, occupational, windfall profits, employee’s income withholding, unemployment and Social Security taxes and other withholding taxes, which are imposed by any Governmental Authority, and such term shall include any interest, penalties or additions to tax attributable thereto.

“Tax Return” means any report, return or other information required to be supplied to a Governmental Authority in connection with any Taxes of the Business.

“Third-Party Claim” shall have the meaning set forth in Section 11.41.

“Trading Market” shall have the meaning set forth in Section 4.9.

“Trading Day” shall mean a day on which the OTC Bulletin Board or other Trading Market on which Saint James’ common stock is then quoted or traded is open for trading.

“Twelve-Month Sales Report” shall mean the schedule attached as Schedule 2.6(a).

“VinREIT” means VinREIT, LLC, a Delaware limited liability company, or EPT DownREIT, Inc., a Delaware corporation, as applicable.

“VinREIT Agreements” means collectively (a) the VinREIT Lease and (b) the VinREIT Notes.

“VinREIT Escrow Account” means that certain escrow account set up for the benefit of VinREIT as contemplated in Section 6.4 and the VinREIT Release.

“VinREIT Lease” means that certain Vineyard and Winery Lease (with Option to Purchase), dated as of July 31, 2007, by and between VinREIT and Sapphire, as amended by that certain First Amendment to Vineyard and Winery Lease, dated September 26, 2008.

“VinREIT Note Value” shall mean the lesser of $5,500,000 or the value of the Promissory Note of Purchaser in favor of VinREIT, entered on or about the Closing Date.

“VinREIT Notes” means:  (i) that certain Credit Agreement, dated February 20, 2009, by and between Sapphire Wines, LLC and EPT DownREIT, Inc., for $3,000,000 credit facility; (ii) that certain Promissory Note, dated February 20, 2009, by Sapphire Wines, LLC in favor of EPT DownREIT, Inc., a Missouri corporation, in the principal amount of $3,000,000; and (iii) that certain Amended and Restated Promissory Note, dated January 1, 2009, by Sapphire Wines, LLC in favor of EPT DownREIT, Inc., for the principal sum of $5,265,000.

“VinREIT Release” means an agreement executed by VinREIT which releases and discharges Companies and their affiliates, including without limitation, Jeffrey S. Hopmayer, from certain liabilities and obligations relating to the VinREIT Agreements.

 Exhibit 2.4(b)
Sellers’ Note

See attached

Exhibit 9.3(c)
Trademark Security Agreement

See attached

Exhibit 9.3(d)
Guaranty by Saint James

See attached

Exhibit 9.3(e)
Transition Services Agreement

See attached

Exhibit 9.3(f)
Registration Rights Agreement

See attached

Exhibit 9.3(g)
Consulting Agreement

See attached

Exhibit 9.3(j)
Lock Up Agreement

See attached